AGREEMENT AND PLAN OF
                         REORGANIZATION AND LIQUIDATION

     This AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION is entered into this 9th day of June , 1997 by and between Principal Variable Contract Fund, Inc., a Maryland Corporation (the "Surviving Corporation") and Principal Aggressive Growth Fund, Inc., Principal Asset Allocation Fund, Inc., Principal Balanced Fund, Inc., Principal Bond Fund, Inc., Principal Capital Accumulation Fund, Inc., Principal Emerging Growth Fund, Inc., Principal Government Securities Fund, Inc., Principal Growth Fund, Inc., Principal High Yield Fund, Inc., Principal Money Market Fund, Inc., and Principal World Fund, Inc. (individually, a Liquidating Corporation; together the "Liquidating Corporations").

     WHEREAS, The Liquidating Corporations are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS,  The  Liquidating   Corporations  have  authorized  capital  stock
consisting of the following shares of common stock, par value $.01 per share:

     Principal Aggressive Growth Fund, Inc.......................100 Million
     Principal Asset Allocation Fund, Inc........................100 Million
     Principal Balanced Fund, Inc................................100 Million
     Principal Bond Fund, Inc....................................100 Million
     Principal Capital Accumulation Fund, Inc....................100 Million
     Principal Emerging Growth Fund, Inc.........................100 Million
     Principal Government Securities Fund, Inc...................100 Million
     Principal Growth Fund, Inc..................................100 Million
     Principal High Yield Fund, Inc..............................100 Million
     Principal Money Market Fund, Inc............................500 Million
     Principal World Fund, Inc...................................100 Million

     WHEREAS, the Surviving Corporation was organized as a Maryland Corporation pursuant to Articles of Incorporation and is presently authorized to issue 1.5 billion shares, par value $0.01 per share, of a single class divisible into an indefinite number of different series and will be operated as a "series company" as provided by Rule 18f-2 under the 1940 Act;

     WHEREAS, Liquidating Corporations desire to reorganize into separate series of a single corporation through a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, each Liquidating Corporation desires generally to accomplish this change by transferring all of its assets to the series of Surviving Corporation corresponding to it in consideration for the assumption by the Surviving Corporation of all of each Liquidating Corporation's liabilities and the issuance to each Liquidating Corporation of shares of the series of Surviving Corporation corresponding to it, which shares each Liquidating Corporation will thereupon distribute pro rata to its shareholders in complete liquidation, all in accordance with the procedures and subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1.  Plan of Reorganization and Liquidation.

         (a) At the Closing each Liquidating Corporation will convey, transfer and deliver to the Surviving Corporation all of its then existing assets. In consideration thereof, the Surviving Corporation will at the Closing (i) assume all of each Liquidating Corporation's obligations and liabilities then existing, whether absolute, accrued, contingent or otherwise, including without limitation, all fees and expenses in connection with the transactions contemplated hereby, and (ii) deliver to each Liquidating Corporation a number of full and fractional shares of the appropriate series of Surviving Corporation equal to the number of each Liquidating Corporation's full and fractional shares then outstanding.

         (b) Upon consummation of the transactions described in paragraph (a) of this Section 1, each Liquidating Corporation will liquidate and the shares of the Surviving Corporation received by each Liquidating Corporation will be distributed to its shareholders of record as of the Closing Date, each shareholder to receive a number of shares equal to the number of share then held by such shareholder. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Surviving Corporation in the name of each shareholder of each Liquidating Corporation and representing the respective pro rata number of shares of the Surviving Corporation due such shareholder.

         (c) As soon as practicable after the Closing Date, each Liquidating Corporation will take, in accordance with the Maryland General Corporation Law, all steps as shall be necessary and proper to effect a complete dissolution.

         (d) Prior to the Closing and after each Liquidating Corporation has taken the actions authorized pursuant to Section 3(e) hereof, the shares of the Surviving Corporation heretofore held by each Liquidating Corporation will be redeemed and canceled by the Surviving Corporation.

     2. Closing and Closing Date. The Closing will occur at 11:59 p.m. on December 31, 1997, or at such other time and date as the parties may mutually agree (the "Closing Date").

     3. Conditions Precedent. The obligations of each Liquidating Corporation and the Surviving Corporation to effectuate the Plan of Reorganization and Liquidation shall be subject to the satisfaction of each of the following conditions:

          (a) Such authority and orders from the Securities and Exchange Commission (the "Commission") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received.

          (b) One or more post-effective amendments to the Registration Statement of Principal Capital Accumulation Fund, Inc. on Form N-1A under the Securities Act of 1933 and the 1940 Act containing
               (i) such amendments to such Registration Statement as are determined by the Board of Directors of the Surviving Corporation to be necessary and appropriate as a result of the Plan of Reorganization and Liquidation and (ii) the adoption by the Surviving Corporation as its own of such Registration Statement, as so amended, shall have been filed with the Commission and such post-effective amendment or amendments to the Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (and not withdrawn or terminated).

          (c) Each party shall have received an opinion of counsel in form and substance satisfactory to it, relating to its authority to engage in the transactions contemplated hereby and to the effect that
               (i) this Agreement has been duly authorized, executed and delivered by each Liquidating Corporation and the Surviving Corporation and constitutes a legal, valid and binding agreement of each such party in accordance with its terms; (ii) the shares of the Surviving Corporation to be issued pursuant to the terms of this Agreement, will be validly issued, fully paid and non-assessable; and (iii) the Surviving Corporation is duly organized and validly existing under the laws of the State of Maryland.

          (d) Each party shall have received an opinion of counsel to the effect that the reorganization contemplated by this Agreement qualifies as a "reorganization" under Section 368(a)(1)(F) of the Code.

          (e)  A  vote   approving   this   Agreement  and  the   reorganization
               contemplated hereby shall have been adopted by at least a majority of the outstanding shares of common stock of each Liquidating Corporation entitled to vote at an annual or special meeting and the shareholders of each Liquidating Corporation shall have voted at such meeting to authorize each Liquidating Corporation to vote, and each Liquidating Corporation shall have voted, as the sole shareholder of its corresponding series of the Surviving Corporation, to:

               (1) elect the Directors of each Liquidating Corporation as Directors of the Surviving Corporation;

               (2) approve (i) a management agreement between the Surviving Corporation and Princor Management, Inc. (the "Manager"),
                    (ii) an Investment Service Agreement between and among the Manager, Principal Mutual Life Insurance Company ("Principal Mutual") and the Surviving Corporation (the "Service Agreement"), (iii) with respect to the Surviving Corporation's Balanced, Capital Value, Government, Growth, International and MidCap series, a Sub-Advisory Agreement between and among the Manager, Invista Capital Management, Inc. and the Surviving Corporation, and (iv) with respect to the Surviving Corporation's Aggressive Growth and Asset Allocation series, a Sub-Advisory Agreement between and among the Manager, Morgan Stanley Asset Management, Inc. and the Surviving Corporation (together, the "Advisory Agreements"); and

               (3) ratify the selection of Ernst & Young as the Surviving Corporation's independent public accountants for the fiscal year ending December 31, 1997.

          (f) The Directors of the Surviving Corporation (and, to the extent required by law, the Directors of the Surviving Corporation who are not "interested persons" of the Surviving Corporation as defined in the 1940 Act) shall have taken the following actions at a meeting duly called for such purposes:

               (1)  approval of the Advisory Agreements;

               (2) selection of Ernst & Young as the Surviving Corporation's independent public accountants for the fiscal year ending December 31, 1997;

               (3) authorization of the issuance by the Surviving Corporation, prior to the Closing, of a share of the Surviving Corporation to each Liquidating Corporation in consideration of the payment of $1.00 per share for the purpose of enabling each Liquidating Corporation to vote on the matters referred to in paragraph (e) of this Section 3;

               (4) submission of the matters referred to in paragraph (e) of this Section 3 to each Liquidating Corporation as the sole shareholder of its corresponding series of the Surviving Corporation; and

               (5) authorization of the issuance by the Surviving Corporation of shares at the Closing in exchange for the assets of each Liquidating Corporation pursuant to the terms and provisions of this Agreement.

          At any time prior to the Closing, any of the foregoing conditions may be waived by the Board of Directors of each Liquidating Corporation on behalf of such Liquidating Corporation and the Directors of the Surviving Corporation on behalf of the Surviving Corporation if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of such Liquidating Corporation.

     4. Amendment. This Agreement may be amended at any time by action of the Board of Directors of any Liquidating Corporation and the Directors of the Surviving Corporation, notwithstanding approval thereof by the shareholders of any Liquidating Corporation, provided that no amendment shall have a material adverse effect on the interests of the shareholders of any Liquidating Corporation unless approved by such shareholders.

     5. Termination. The Board of Directors of any Liquidating Corporation and the Board of Directors of the Surviving Corporation may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of any Liquidating Corporation, at any time prior to the Closing, if circumstances should develop that, in their judgment, make proceeding with the plan inadvisable.

     6. Governing Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Maryland.

     7. Further Assistance. The Liquidating Corporations and the Surviving Corporation shall take further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

     8. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth or provided for herein.

     9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

Principal Aggressive Growth Fund, Inc.
Principal Asset Allocation Fund, Inc.
Principal Balanced Fund, Inc.
Principal Bond Fund, Inc.
Principal Capital Accumulation Fund, Inc.
Principal Emerging Growth Fund, Inc.
Principal Government Securities Fund, Inc.
Principal Growth Fund, Inc.
Principal High Yield Fund, Inc.
Principal Money Market Fund, Inc.
Principal World Fund, Inc.

As to each of the foregoing:

        /s/ A. S. Filean
By:_________________________________
          Vice President & Secretary
Title:_______________________________


Principal Variable Contracts Fund, Inc.

           /s/ E. H. Gillum
By:_________________________________
            Assistant Vice President
Title:________________________________